NUVEEN MANAGED ACCOUNTS PORTFOLIOS TRUST

MANAGEMENT AGREEMENT

SCHEDULE A

AMENDED AS OF OCTOBER 26, 2022

The Funds of the Trust currently subject to this Agreement and the effective date of each are as follows:

FUND	EFFECTIVE DATE	TERM

Municipal Total Return Managed Accounts Portfolio	October 1, 2014	Until August 1, 2023

Nuveen Core Impact Bond Managed Accounts Portfolio	July 9, 2020	Until August 1, 2023

Nuveen Emerging Markets Debt Managed Accounts Portfolio	November 1, 2022	Until August 1, 2024

Nuveen High Yield Managed Accounts Portfolio	November 1, 2022	Until August 1, 2024

Nuveen Preferred Securities and Income Managed Accounts Portfolio	November 1, 2022	Until August 1, 2024

Nuveen Securitized Credit Managed Accounts Portfolio	November 1, 2022	Until August 1, 2024

Dated: October 26, 2022

NUVEEN MANAGED ACCOUNTS
PORTFOLIOS TRUST

ATTEST	BY	/s/ Mark Czarniecki
Vice President

/s/ Celeste Clayton
NUVEEN FUND ADVISORS, LLC

ATTEST	BY	/s/ Gifford R. Zimmerman

Managing Director

/s/ Celeste Clayton